Exhibit 99.1

Playa Management’s Discussion and Analysis of Financial Condition and Results of Operations

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

Results of Operations

Years Ended December 31, 2016 and 2015

The following table summarizes our results of operations on a consolidated basis for the years ended December 31, 2016 and 2015:

	Year Ended December 31,		Increase / Decrease
	2016	2015	Change	% Change
	($ in thousands)
Revenue:
Package	$450,875	$352,820	$98,055	27.8%
Non-package	70,616	55,525	15,091	27.2%

Total revenue	521,491	408,345	113,146	27.7%

Direct and selling, general and administrative expenses:
Direct	286,691	247,080	39,611	16.0%
Selling, general and administrative	97,344	70,461	26,883	38.2%
Pre-opening	—	12,440	(12,440)	(100.0)
Depreciation and amortization	52,744	46,098	6,646	14.4%
Insurance proceeds	(348)	(27,654)	27,306	(98.7)

Direct and selling, general and administrative	436,431	348,425	88,006	25.3%

Operating income	85,060	59,920	25,140	42.0%

Interest expense	(54,793)	(49,836)	(4,957)	9.9%
Other expense, net	(5,819)	(2,128)	(3,691)	173.4%

Net income before tax	24,448	7,956	16,492	207.3%

Income tax (provision) benefit	(4,232)	1,755	(5,987)	(341.1)

Net income	$20,216	$9,711	$10,505	108.2%

The following tables set forth information with respect to our Occupancy, Net Package ADR, Net Package RevPAR, Net Package Revenue, Net Non-package Revenue (as defined below), total net revenue and Adjusted EBITDA for the years ended December 31, 2016 and 2015 for both our total portfolio and comparable portfolio. For a description of these operating metrics and non-U.S. GAAP measures and a reconciliation of Net Package Revenue, Net Non-package Revenue and total net revenue to total revenue as computed under U.S. GAAP, see “—Key Indicators of Financial and Operating Performance,” below. For discussions of Adjusted EBITDA and Comparable Adjusted EBITDA and reconciliations of these measures to the most comparable U.S. GAAP financial measures, see “Non-U.S. GAAP Financial Measures.”

Total Portfolio

	Year Ended December 31,		Increase / Decrease
	2016	2015	Change		% Change
Occupancy	81.2%	80.5%	0.7	pts	0.9%
Net Package ADR	$240.53	$222.07	$18.46		8.3%
Net Package RevPAR	195.31	178.66	16.65		9.3%

	($ in thousands)
Net Package Revenue	$439,009	$343,799	$95,210		27.7%
Net Non-package Revenue	70,030	55,525	14,505		26.1%
Total net revenue	509,039	399,324	109,715		27.5%
Adjusted EBITDA	$154,669	$101,681	$52,988		52.1%

Comparable Portfolio
	Year Ended December 31,		Increase / Decrease
	2016	2015	Change		% Change
Occupancy	83.0%	82.3%	0.7	pts	0.9%
Net Package ADR	$230.39	$220.72	$9.67		4.4%
Net Package RevPAR	191.22	181.60	9.62		5.3%

	($ in thousands)
Net Package Revenue	$350,106	$331,683	$18,423		5.6%
Net Non-package Revenue	55,566	53,406	2,160		4.0%
Total net revenue	405,672	385,089	20,583		5.3%
Comparable Adjusted EBITDA	$119,357	$94,850	$24,507		25.8%

Total Revenue and Total Net Revenue

Our total revenue for the year ended December 31, 2016 increased $113.1 million, or 27.7%, compared to the year ended December 31, 2015. Our total net revenue (which represents total revenue less compulsory tips paid to employees) for the year ended December 31, 2016 increased $109.7 million, or 27.5%, compared to the year ended December 31, 2015. This increase was driven by an increase in Net Package Revenue of $95.2 million, or 27.7%, and an increase in Net Non-package Revenue of $14.5 million, or 26.1%. The increase in Net Package Revenue was the result of an increase in Net Package ADR of $18.46, or 8.3%, and an increase in average occupancy from 80.5% to 81.2%, the equivalent of an increase of $16.65, or 9.3%, in Net Package RevPAR.

Our comparable resorts for the years ended December 31, 2016 and 2015 exclude the following: Hyatt Ziva Cancún, which closed on April 30, 2014 for renovation and reopened on November 15, 2015; and Hyatt Ziva Los Cabos, which closed on September 14,

2014 for repairs following Hurricane Odile and reopened on September 15, 2015. Our comparable resorts experienced an increase in average occupancy from 82.3% to 83.0% and an increase in Net Package ADR of $9.67, or 4.4%, the equivalent of an increase of $9.62, or 5.3%, in Net Package RevPAR.

Our net revenue increase was a result of a $20.6 million increase in net revenue attributable to our comparable resorts and a $89.1 million increase in net revenue attributable to non-comparable resorts, which was driven by the reopening of Hyatt Ziva Los Cabos and Hyatt Ziva Cancún.

Direct Expenses

The following table shows a reconciliation of our direct expenses to net direct expenses for the years ended December 31, 2016 and 2015 ($ in thousands):

	Year Ended December 31,		Increase/Decrease
	2016	2015	Change	% Change
Direct expenses	$286,691	$247,080	$39,611	16.0%
Less: tips	12,452	9,021	3,431	38.0%

Net direct expenses	$274,239	$238,059	$36,180	15.2%

Our direct expenses include resort expenses, such as food and beverage, salaries and wages, utilities and other ongoing operational expenses. Our net direct expenses (which represents total direct expenses less compulsory tips paid to employees) for the year ended December 31, 2016 were $274.2 million, or 53.9%, of total net revenue and $238.1 million, or 59.6%, of total net revenue for the year ended December 31, 2015. Net direct expenses for the year ended December 31, 2016 include $75.7 million of food and beverage expenses, $92.7 million of resort salary and wages, $25.4 million of utility expenses, $14.6 million of repairs and maintenance expenses, $2.0 million of licenses and property taxes, $0.7 million of guest costs and $51.8 million of other operational expenses. Other operational expenses primarily include $4.3 million of office supplies, $4.4 million of guest supplies, $1.7 million of computer and telephone expenses, $2.9 million of laundry and cleaning expenses, $4.5 million of transportation and travel expenses, $3.3 million of entertainment expenses, $13.5 million of Hyatt fees and $3.8 million of property and equipment rental expenses.

Net direct expenses for the year ended December 31, 2015 include $64.4 million of food and beverage expenses, $95.1 million of resort salaries and wages, $25.2 million of utility expenses, $12.4 million of repairs and maintenance expenses, $3.5 million of licenses and property taxes and $28.2 million of other operational expenses. Other operational expenses primarily include $5.1 million of office supplies, $3.8 million of guest supplies, $1.6 million of computer and telephone expenses, $2.8 million of laundry and cleaning expenses, $0.6 million of transportation and travel expenses, $2.8 million of entertainment expenses, $6.2 million of Hyatt fees and $2.5 million of property and equipment rental expenses.

Net direct expenses for the year ended December 31, 2016 increased $36.2 million, or 15.2%, compared to the year ended December 31, 2015. This increase was a result of a $47.6 million increase in net direct expenses attributable to our non-comparable resorts (due to the reopening of Hyatt Ziva Los Cabos and Hyatt Ziva Cancún) and a $11.4 million decrease in net direct expenses attributable to our comparable resorts. The increases in net direct expenses were primarily attributable to an increase in food and beverage expenses of $11.3 million, an increase in repairs and maintenance expenses of $2.1 million, an increase in utility expenses of $0.2 million, and an increase in other operational expenses of $23.6 million (all of which were primarily driven by the reopening of Hyatt Ziva Los Cabos and Hyatt Ziva Cancún). These expenses were partially offset by a decrease in resort salaries and wages of $2.4 million and a decrease in license and property taxes of $1.5 million.

Selling, General and Administrative Expenses

Our selling, general and administrative expenses for the year ended December 31, 2016 increased $26.9 million, or 38.2%, compared to the year ended December 31, 2015. This increase was primarily driven by an increase in advertising expenses of $9.8 million, an increase in professional fees of $0.5 million (both of which were primarily driven by the reopening of Hyatt Ziva Los Cabos and Hyatt Ziva Cancún), an increase in transaction expenses of $11.2 million and an increase in corporate personnel costs of $5.6 million. These expenses were offset by a decrease in other corporate expenses of $0.2 million.

Pre-Opening Expenses

We incurred no pre-opening expenses during the year ended December 31, 2016. Pre-opening expenses for the year ended December 31, 2015 were $12.4 million and consisted of expenses incurred in connection with the renovations and expansions of Hyatt Ziva Los Cabos and Hyatt Ziva Cancún.

Depreciation and Amortization Expense

Our depreciation and amortization expense for the year ended December 31, 2016 increased $6.6 million, or 14.4%, compared to the year ended December 31, 2015. This increase was driven by the reopening of Hyatt Ziva Los Cabos and Hyatt Ziva Cancún.

Insurance Proceeds

We received $0.3 million of insurance proceeds during the year ended December 31, 2016, which represents proceeds related to small claims at Dreams Palm Beach, Dreams Punta Cana, and Hyatt Zilara Cancun. We received $27.7 million of insurance proceeds during the year ended December 31, 2015, which represents business interruption and property damage insurance related to Hyatt Ziva Los Cabos. The resort sustained significant damage when Hurricane Odile, a Category 3 hurricane, made landfall on Mexico’s Baja peninsula on September 14, 2014. The resort underwent repairs and reopened on September 15, 2015.

Interest Expense

Our interest expense for the year ended December 31, 2016 increased $5.0 million, or 9.9%, as compared to the year ended December 31, 2015. This increase was primarily attributable to the issuance of an additional $50.0 million of our Senior Notes due 2020 on October 4, 2016.

Income Tax Provision

The income tax provision for the year ended December 31, 2016 was $4.2 million, an increase of $6.0 million compared to the year ended December 31, 2015, during which we reported an income tax benefit of $1.8 million. The increased income tax provision in the year ended December 31, 2016 was driven primarily by $3.4 million of deferred income tax expense in the Dominican Republic, $4.1 million of additional tax expense on increased pre-tax book income, a $4.7 million increase on non-deductible expenses, as well as a $1.4 million decrease in tax benefit associated with foreign rate fluctuation. The net tax expense increase was partially offset by the $7.3 million decrease on valuation allowance, which was mainly due to the release of valuation allowance of two Mexican entities.

Adjusted EBITDA

Our Adjusted EBITDA for the year ended December 31, 2016 increased $53.0 million, or 52.1%, compared to the year ended December 31, 2015. This increase was a result of a $24.5 million increase in Comparable Adjusted EBITDA, and a $28.5 million increase in Adjusted EBITDA attributable to our non-comparable resorts.

For discussions of Adjusted EBITDA and Comparable Adjusted EBITDA and reconciliations of these measures to the most comparable U.S. GAAP financial measures, see “Non-U.S. GAAP Financial Measures.”

Years Ended December 31, 2015 and 2014

The following table summarizes our results of operations on a consolidated basis for the years ended December 31, 2015 and 2014:

	Year Ended December 31,		Increase / Decrease
	2015	2014	Change	% Change
	($ in thousands)
Revenue:
Package	$352,820	$312,130	$40,690	13.0%
Non-package	55,525	55,107	418	0.8%

Total revenue	408,345	367,237	41,108	11.2%

Direct and selling, general and administrative expenses:
Direct	247,080	233,841	13,239	5.7%
Selling, general and administrative	70,461	62,176	8,285	13.3%
Pre-opening	12,440	16,327	(3,887)	(23.8)%
Depreciation and amortization	46,098	65,873	(19,775)	(30.0)%
Impairment loss	—	7,285	(7,285)	(100.0)%
Insurance proceeds	(27,654)	(3,000)	(24,654)	821.8%

Direct and selling, general and administrative	348,425	382,502	(34,077)	(8.9)%

Operating Income (loss)	59,920	(15,265)	75,185	(492.5)%

Interest expense	(49,836)	(41,210)	(8,626)	20.9%
Other (expense) income, net	(2,128)	(10,777)	8,649	(80.3)%

Net income (loss) before tax	7,956	(67,252)	75,208	(111.8)%

Income tax benefit	1,755	29,036	(27,281)	(94.0)%

Net income (loss)	$9,711	$(38,216)	$47,927	(125.4)%

The following tables set forth information with respect to our Occupancy, Net Package ADR, Net Package RevPAR, Net Package Revenue, Net Non-package Revenue, total net revenue and Adjusted EBITDA years ended December 31, 2015 and 2014 for both our total portfolio and comparable portfolio. For a description of these operating metrics and non-U.S. GAAP measures and a reconciliation of Net Package Revenue, Net Non-package Revenue and total net revenue to total revenue as computed under U.S. GAAP, see “—Key Indicators of Financial and Operating Performance,” below. For discussions of Adjusted EBITDA and Comparable Adjusted EBITDA and reconciliations of these measures to the most comparable U.S. GAAP financial measures, see “Non-U.S. GAAP Financial Measures.”

Total Portfolio

	Year Ended December 31,		Increase / Decrease
	2015	2014	Change		% Change
Occupancy	80.5%	85.6%	(5.1	)pts	(6.0)%
Net Package ADR	$222.07	$207.12	$14.95		7.2%
Net Package RevPAR	178.66	177.33	1.33		0.8%

	($ in thousands)
Net Package Revenue	$343,799	$303,667	$40,132		13.2%
Net Non-package Revenue	55,525	55,107	418		0.8%
Total net revenue	399,324	358,774	40,550		11.3%
Adjusted EBITDA	$101,681	$89,833	$11,848		13.2%

Comparable Portfolio

	Year Ended December 31,		Increase/Decrease
	2015	2014	Change		% Change
Occupancy	87.3%	88.7%	(1.4	)pts	(1.6)%
Net Package ADR	$213.57	$203.68	$9.89		4.9%
Net Package RevPAR	186.37	180.72	5.65		3.1%

	($ in thousands)
Net Package Revenue	$275,434	$262,159	$13,275		5.1%
Net Non-package Revenue	45,781	45,874	(93)		(0.2)
Total net revenue	321,215	308,033	13,182		4.3%
Comparable Adjusted EBITDA	$92,074	$76,026	$16,048		21.1%

Total Revenue and Total Net Revenue

Our total revenue for the year ended December 31, 2015 increased $41.1 million, or 11.2%, compared to the year ended December 31, 2014. Our total net revenue (which represents total revenue less compulsory tips paid to employees) for the year ended December 31, 2015 increased $40.5 million, or 11.3%, compared to the year ended December 31, 2014. This increase was driven by an increase in Net Package Revenue of $40.1 million, or 13.2%, and an increase in Net Non-package Revenue of $0.4 million, or 0.8%. The increase in Net Package Revenue resulted from an increase in Net Package ADR of $14.95, or 7.2%, partially offset by a decrease in average occupancy of 5.1%, the equivalent of an increase of $1.33, or 0.8%, in Net Package RevPAR.

Our comparable resorts for the year ended December 31, 2015 exclude the following: Hyatt Ziva Cancún, which closed on April 30, 2014 for renovation and reopened on November 15, 2015; Hyatt Ziva Los Cabos, which closed on September 14, 2014 following Hurricane Odile and reopened on September 15, 2015; Hyatt Ziva Puerto Vallarta, which closed on April 30, 2014 for renovation and reopened on December 20, 2014; and Hyatt Ziva and Hyatt Zilara Rose Hall, which closed on June 1, 2014 for expansion, renovation and repositioning and reopened on December 10, 2014.

Our net revenue increase was a result of a $13.2 million increase attributable to our comparable resorts and a $27.3 million increase in net revenue attributable to our non-comparable resorts (due to the reopenings of Hyatt Ziva and Hyatt Zilara Rose Hall, Hyatt Ziva Puerto Vallarta, Hyatt Ziva Los Cabos and Hyatt Ziva Cancún).

Results for the year ended December 31, 2014 included $4.6 million of additional package revenue at our resorts in the Dominican Republic. This additional revenue is associated with the signing of an agreement that governs the room rates to determine the local VAT liability with the authorities in the Dominican Republic. Excluding this item, net revenue for our comparable resorts for the year ended December 31, 2015 increased $17.8 million compared to the year ended December 31, 2014.

Our comparable resorts experienced a decrease in average occupancy of 1.4% and an increase in Net Package ADR of $9.89, or 4.9%, the equivalent of an increase of $5.65, or 3.1%, in Net Package RevPAR.

Direct Expenses

The following table shows a reconciliation of our direct expenses to net direct expenses for the years ended December 31, 2015 and 2014 ($ in thousands):

	Year Ended December 31,		Increase/Decrease
	2015	2014	Change	% Change
Direct expenses	$247,080	$233,841	$13,239	5.7%
Less: tips	9,021	8,463	558	6.6%

Net direct expenses	$238,059	$225,378	$12,681	5.6%

Our direct expenses include resort expenses, such as food and beverage, salaries and wages, utilities and other ongoing operational expenses. Our net direct expenses (which represent total direct expenses less compulsory tips paid to employees) for the year ended December 31, 2015 were $238.1 million, or 59.6% of total net revenue, and $225.4 million, or 62.8% of total net revenue, for the year ended December 31, 2014. Net direct expenses for the year ended December 31, 2015 include $64.4 million of food and beverage expenses, $95.1 million of resort salaries and wages, $25.2 million of utility expenses, $12.4 million of repairs and maintenance expenses, $3.5 million of licenses and property taxes and $28.2 million of other operational expenses. Other operational expenses primarily include $5.1 million of office supplies, $3.8 million of guest supplies, $1.6 million of computer and telephone expenses, $2.8 million of laundry and cleaning expenses, $0.6 million of transportation and travel expenses, $2.8 million of entertainment expenses, $6.2 million of Hyatt fees and $2.5 million of property and equipment rental expenses.

Net direct expenses for the year ended December 31, 2014 include $57.8 million of food and beverage expenses, $85.8 million of resort salaries and wages, $27.6 million of utility expenses, $11.7 million of repairs and maintenance expenses, $4.0 million of licenses and property taxes, and $23.9 million of other operational expenses. Other operational expenses primarily include $3.6 million of office supplies, $2.7 million of guest supplies, $1.7 million of computer and telephone expenses, $2.9 million of laundry and cleaning expenses, $0.8 million of transportation and travel expenses, $2.3 million of entertainment expenses, $3.6 million of Hyatt fees, $2.2 million of overbooking expenses and $2.2 million of property and equipment rental expenses.

Net direct expenses for the year ended December 31, 2015 increased $12.7 million, or 5.6%, compared to the year ended December 31, 2014. This increase was a result of a $24.2 million increase in net direct expenses attributable to our non-comparable resorts (due to the reopenings of Hyatt Ziva and Hyatt Zilara Rose Hall, Hyatt Ziva Puerto Vallarta, Hyatt Ziva Los Cabos and Hyatt Ziva Cancún), partially offset by an $11.5 million decrease in net direct expenses attributable to our comparable resorts. The increase in net direct expenses was primarily attributable to an increase in resort salaries and wages of $9.3 million, an increase in food and beverage expenses of $6.6 million and an increase in other operational expenses of $4.3 million (all of which were primarily driven by the reopening Hyatt Ziva and Hyatt Zilara Rose Hall, Hyatt Ziva Puerto Vallarta, Hyatt Ziva Los Cabos and Hyatt Ziva Cancún). These were partially offset by a $3.4 million decrease in incentive and management fees and a $2.4 million decrease in utilities expenses.

Selling, General and Administrative Expenses

Our selling, general and administrative expenses for the year ended December 31, 2015 increased $8.3 million, or 13.3%, compared to the year ended December 31, 2014. This increase was primarily driven by an increase in advertising expenses of $2.2 million, an increase in professional fees of $6.3 million, an increase in insurance expense of $3.3 million (due to the reopening of Hyatt Ziva and Hyatt Zilara Rose Hall, Hyatt Ziva Puerto Vallarta, Hyatt Ziva Los Cabos and Hyatt Ziva Cancún) and an increase in corporate personnel costs of $5.4 million. These were partially offset by a decrease in transaction expenses of $7.0 million and a decrease in other corporate expenses of $3.6 million.

Pre-Opening Expenses

Our pre-opening expenses for the year ended December 31, 2015 decreased $3.9 million compared to the year ended December 31, 2014. Pre-opening expenses for the year ended December 31, 2015 consisted of expenses incurred in connection with the renovations and expansions of Hyatt Ziva and Hyatt Zilara Rose Hall, Hyatt Ziva Puerto Vallarta, Hyatt Ziva Los Cabos and Hyatt Ziva Cancún. Pre-opening expenses for the year ended December 31, 2015 consisted of expenses incurred only in connection with renovations and expansions of Hyatt Ziva Los Cabos and Hyatt Ziva Cancún, as Hyatt Ziva and Hyatt Zilara Rose Hall and Hyatt Ziva Puerto Vallarta reopened for business in the fourth quarter of 2014.

Depreciation and Amortization Expense

Our depreciation and amortization expense for the year ended December 31, 2015 decreased $19.8 million, or 30.0%, compared to the year ended December 31, 2014. This decrease was largely driven by the closure of Dreams Cancún, which closed in April 2014 for expansion, renovation and rebranding into the Hyatt Ziva Cancún. The resort reopened on November 15, 2015, and, therefore, 2015 only includes one full month of depreciation for that resort.

Impairment Loss

We had no impairment loss for the year ended December 31, 2015 compared to an impairment loss of $7.3 million for the year ended December 31, 2014. Impairment loss for the year ended December 31, 2014 represents the impairment recognized at Hyatt Ziva Los Cabos after sustaining damage from Hurricane Odile on September 14, 2014, thus leading to the temporary closure of the resort.

Insurance Proceeds

Our insurance proceeds for the year ended December 31, 2015 increased $24.7 million compared to the year ended December 31, 2014. Insurance proceeds for the year ended December 31, 2015 represent business interruption insurance related to Hyatt Ziva Los Cabos. The resort sustained significant damage when Hurricane Odile, a Category 3 hurricane, made landfall on Mexico’s Baja peninsula on September 14, 2014. The resort underwent repairs and reopened on September 15, 2015. Insurance proceeds for the year ended December 31, 2015 represent property insurance and business interruption insurance related to Hyatt Ziva Los Cabos and included an additional $0.6 million related to a minor claim at Dreams Punta Cana.

Interest Expense

Our interest expense for the year ended December 31, 2015 increased $8.6 million, or 20.9%, as compared to the year ended December 31, 2014. This increase was primarily attributable to the issuance of an additional $50.0 million of our Senior Notes due 2020 on May 12, 2015 and an increase in the balance outstanding under our Revolving Credit Facility from $25.0 million as of the year ended December 31, 2014 to $50.0 million as of the year ended December 31, 2015.

Income Tax Benefit

The income tax benefit for the year ended December 31, 2015 was $1.8 million, a decrease of $27.3 million compared to the year ended December 31, 2014, during which we reported an income tax benefit of $29.0 million. The decreased income tax benefit in the year ended December 31, 2015 was driven primarily by a $75.2 million increase in net income before tax in 2015, as well as a $25.0 million tax benefit related to the reversal of previously accrued income tax contingencies in the year ended December 31, 2014, which is non-recurring.

Adjusted EBITDA

Our Adjusted EBITDA for the year ended December 31, 2015 increased $11.8 million, or 13.2%, compared to the year ended December 31, 2014. This increase was a result of a $16.0 million increase in Comparable Adjusted EBITDA and partially offset by a $4.2 million decrease in Adjusted EBITDA attributable to our non-comparable resorts. Results for the year ended December 31, 2014 included $4.2 million of additional EBITDA from our resorts located in the Dominican Republic. This additional EBITDA is associated with the signing of an agreement that governs the room rates to determine the local VAT liability with the authorities in the Dominican Republic. Excluding this item, Comparable Adjusted EBITDA increased $20.2 million compared to the year ended December 31, 2014.

For discussions of Adjusted EBITDA and Comparable Adjusted EBITDA and reconciliations of these measures to the most comparable U.S. GAAP financial measures, see “Non-U.S. GAAP Financial Measures.”

Key Indicators of Financial and Operating Performance

We use a variety of financial and other information to monitor the financial and operating performance of our business. Some of this is financial information prepared in accordance with U.S. GAAP, while other information, though financial in nature, is not prepared in accordance with U.S. GAAP. For reconciliations of non-U.S. GAAP financial measures to the most comparable U.S. GAAP financial measure, see “Non-U.S. GAAP Financial Measures.” Our management also uses other information that is not financial in nature, including statistical information and comparative data that are commonly used within the lodging industry to evaluate the financial and operating performance of our portfolio. Our management uses this information to measure the performance of our segments and consolidated portfolio. We use this information for planning and monitoring our business, as well as in determining management and employee compensation. These key indicators include:

•	Net revenue

•	Net Package Revenue

•	Net Non-package Revenue

•	Occupancy

•	Net Package ADR

•	Net Package RevPAR

•	Adjusted EBITDA

•	Comparable Adjusted EBITDA

Net Revenue, Net Package Revenue and Net Non-package Revenue

We derive net revenue from the sale of all-inclusive packages, which include room accommodations, food and beverage services and entertainment activities, net of compulsory tips paid to employees in Mexico and Jamaica. Government mandated compulsory tips in the Dominican Republic are not included in this adjustment, as they are already excluded from revenue. Net revenue is recognized when the rooms are occupied and/or the relevant services have been rendered. Advance deposits received from guests are deferred and included in trade and other payables until the rooms are occupied and/or the relevant services have been rendered, at which point the revenue is recognized. Food and beverage revenue not included in a guest’s all-inclusive package is recognized when the goods are consumed. Net revenue represents a key indicator to assess the overall performance of our business and analyze trends, such as consumer demand, brand preference and competition.

In analyzing our results, our management differentiates between Net Package Revenue and Net Non-package Revenue (as such terms are defined below). Guests at our resorts purchase packages at stated rates, which include room accommodations, food and beverage services and entertainment activities, in contrast to other lodging business models, which typically only include the room accommodations in the stated rate. The amenities at all-inclusive resorts typically include a variety of buffet and á la carte restaurants, bars, activities, and shows and entertainment throughout the day. “Net Package Revenue” consists of net revenues derived from all-inclusive packages purchased by our guests. “Net Non-package Revenue” primarily includes net revenue associated with guests’ purchases of upgrades, premium services and amenities, such as premium rooms, dining experiences, wines and spirits and spa packages, which are not included in the all-inclusive package.

The following table shows a reconciliation of comparable Net Package Revenue, comparable Net Non-package Revenue and comparable net revenue to total revenue for years ended December 31, 2016, 2015 and 2014:

	Year Ended December 31,
	2016	2015	2014
	($ in thousands)
Net Package Revenue:
Comparable Net Package Revenue(1)	$350,106	$331,683	$262,159
Non-comparable Net Package Revenue	88,903	12,116	41,508

Total Net Package Revenue	439,009	343,799	303,667

Net Non-package Revenue:
Comparable Net Non-package Revenue	$55,566	$53,406	$45,874
Non-comparable Net Non-package Revenue	14,464	2,119	9,233

Total Net Non-package Revenue	70,030	55,525	55,107

Net revenue:
Comparable total net revenue	$405,672	$385,089	$308,033
Non-comparable net revenue	103,367	14,235	50,741

Total net revenue	509,039	399,324	358,774

Plus: compulsory tips	12,452	9,021	8,463

Total revenue	$521,491	$408,345	$367,237

(1)	See “—Comparable Non-U.S. GAAP Measures” below for a discussion of our comparable metrics.

Occupancy

“Occupancy” represents the total number of rooms sold for a period divided by the total number of rooms available during such period. Occupancy is a useful measure of the utilization of a resort’s total available capacity and can be used to gauge demand at a specific resort or group of properties for a period. Occupancy levels also enable us to optimize Net Package ADR by increasing or decreasing the stated rate for our all-inclusive packages as demand for a resort increases or decreases.

Net Package ADR

“Net Package ADR” represents total Net Package Revenue for a period divided by the total number of rooms sold during such period. Net Package ADR trends and patterns provide useful information concerning the pricing environment and the nature of the guest base of our portfolio or comparable portfolio, as applicable. Net Package ADR is a commonly used performance measure in the all-inclusive segment of the lodging industry, and is commonly used to assess the stated rates that guests are willing to pay through various distribution channels.

Net Package RevPAR

“Net Package RevPAR” is the product of Net Package ADR and the average daily occupancy percentage. Net Package RevPAR does not reflect the impact of non-package revenue. Although Net Package RevPAR does not include this additional revenue, it generally is considered the key performance measure in the all-inclusive segment of the lodging industry to identify trend information with respect to net room revenue produced by our portfolio or comparable portfolio, as applicable, and to evaluate operating performance on a consolidated basis or a regional basis, as applicable.

Adjusted EBITDA

We define EBITDA, a non-U.S. GAAP financial measure, as net income (loss), determined in accordance with U.S. GAAP, for the period presented, before interest expense, income tax benefit and depreciation and amortization expense. We define Adjusted EBITDA, a non-U.S. GAAP financial measure, as EBITDA further adjusted to exclude the following items:

•	Other expense (income), net

•	Impairment loss

•	Management termination fees

•	Pre-opening expenses

•	Transaction expenses

•	Severance expenses

•	Other tax expense

•	Jamaica delayed opening expenses

•	Insurance proceeds

•	Amortization of share-based compensation

We believe that Adjusted EBITDA is useful to investors for two principal reasons. First, we believe Adjusted EBITDA assists investors in comparing our performance over various reporting periods on a consistent basis by removing from our operating results the impact of items that do not reflect our core operating performance. For example, changes in foreign exchange rates (which are the principal driver of changes in other expense (income), net), and expenses related to capital raising, strategic initiatives and other corporate initiatives, such as expansion into new markets (which are the principal drivers of changes in transaction expenses), are not indicative of the operating performance of our resorts. The other adjustments included in our definition of Adjusted EBITDA relate to items that occur infrequently and therefore would obstruct the comparability of our operating results over reporting periods. For example, impairment losses, such as those resulting from hurricane damage, and related revenue from insurance policies, other than business interruption insurance policies, as well as expenses incurred in connection with closing or reopening resorts that undergo expansions or renovations, are infrequent in nature, and we believe excluding these expense and revenue items permits investors to better evaluate the core operating performance of our resorts over time.

The second principal reason that we believe Adjusted EBITDA is useful to investors is that it is considered a key performance indicator by our Board and management. In addition, the compensation committee of our Board determines the annual variable compensation for certain members of our management based, in part, on Adjusted EBITDA. We believe that Adjusted EBITDA is useful to investors because it provides investors with information utilized by our Board and management to assess our performance and may (subject to the limitations described below) enable investors to compare the performance of our portfolio to our competitors.

Adjusted EBITDA is not a substitute for net income (loss) or any other measure determined in accordance with U.S. GAAP. There are limitations to the utility of non-U.S. GAAP financial measures, such as Adjusted EBITDA. For example, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-U.S. GAAP financial measures that other companies publish to compare the performance of those companies to our performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income or loss generated by our business or discretionary cash available for investment in our business, and investors should carefully consider our U.S. GAAP results presented in this Current Report on Form 8-K.

For a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) as computed under U.S. GAAP, see “Non-U.S. GAAP Financial Measures.”

Comparable Non-U.S. GAAP Measures

We believe that presenting Adjusted EBITDA, total net revenue, Net Package Revenue and Net Non-package Revenue on a comparable basis is useful to investors because these measures include only the results of resorts owned and in operation for the entirety of the periods presented and thereby eliminate disparities in results due to the acquisition or disposition of resorts or the impact of resort closures or reopenings in connection with redevelopment or renovation projects. As a result, we believe these measures provide more consistent metrics for comparing the performance of our operating resorts. We calculate Comparable Adjusted EBITDA, comparable total net revenue, comparable Net Package Revenue and comparable Net Non-package Revenue as the total amount of each respective measure less amounts attributable to non-comparable resorts, by which we mean resorts that were not owned or in operation during some or all of the relevant reporting period. For the year ended December 31, 2016 compared to the year ended December 31, 2015, our non-comparable resorts were: Hyatt Ziva Cancún, which closed on April 30, 2014 for renovation and reopened on November 15, 2015; and Hyatt Ziva Los Cabos, which closed on September 14, 2014 following Hurricane Odile and reopened on September 15, 2015. For the year ended December 31, 2015 compared to December 31, 2014, our non-comparable resorts were: Hyatt Ziva Cancún, which closed on April 30, 2014 for renovation and reopened on November 15, 2015; Hyatt Ziva Los Cabos, which closed on September 14, 2014 for repairs following Hurricane Odile and reopened on September 15, 2015; Hyatt Ziva Puerto Vallarta, which closed on April 30, 2014 for renovation and reopened on December 20, 2014; and Hyatt Ziva and Hyatt Zilara Rose Hall, which closed in December 2013 for expansion, renovation and repositioning and reopened on December 10, 2014.

Segment Results

Years Ended December 31, 2016 and 2015

We evaluate our business segment operating performance using segment net revenue and segment Adjusted EBITDA. The following tables summarize segment net revenue and segment Adjusted EBITDA for the years ended December 31, 2016 and 2015:

	Year Ended December 31,
	2016	2015	Change	% Change
Net revenue:	($ in thousands)
Yucatán Peninsula	$248,958	$204,294	$44,664	21.9%
Pacific Coast	75,340	26,588	48,752	183.4%
Caribbean Basin	184,709	168,311	16,398	9.7%

Segment net revenue	509,007	399,193	109,814	27.5%
Other	32	131	(99)	(75.6)%

Total net revenue	$509,039	$399,324	$109,715	27.5%

	Year Ended December 31,
	2016	2015	Change	% Change
Adjusted EBITDA:	($ in thousands)
Yucatán Peninsula	$108,946	$82,466	$26,480	32.1%
Pacific Coast	25,851	8,248	17,603	213.4%
Caribbean Basin	50,465	35,634	14,831	41.6%

Segment Adjusted EBITDA	185,262	126,348	58,914	46.6%
Other corporate—unallocated	(30,593)	(24,667)	(5,926)	24.0%

Total Adjusted EBITDA	$154,669	$101,681	$52,988	52.1%

For a reconciliation of segment net revenue and segment Adjusted EBITDA to gross revenue and net income (loss), respectively, each as computed under U.S. GAAP, see Note 14 to our consolidated financial statements.

Yucatán Peninsula

The following tables set forth information with respect to our Occupancy, Net Package ADR, Net Package RevPAR, Net Package Revenue, Net Non-package Revenue, total net revenue and Adjusted EBITDA for our Yucatán Peninsula segment for the years ended December 31, 2016 and 2015 for the total segment portfolio and comparable segment portfolio:

Total Portfolio

	Year Ended December 31,
	2016	2015	Change		% Change
Occupancy	86.3%	86.8%	(0.5	)pts	(0.6)%
Net Package ADR	$254.50	$248.68	$5.82		2.3%
Net Package RevPAR	219.63	215.85	3.78		1.8%

	($ in thousands)
Net Package Revenue	$218,663	$176,671	$41,992		23.8%
Net Non-package Revenue	30,295	27,623	2,672		9.7%
Total net revenue	248,958	204,294	44,664		21.9%
Adjusted EBITDA	$8,946	$82,466	$26,480		32.1%

Comparable Portfolio

	Year Ended December 31,
	2016	2015	Change		% Change
Occupancy	88.8%	88.2%	0.6	pts	0.7%
Net Package ADR	$246.32	$247.39	$(1.07)		(0.4)%
Net Package RevPAR	218.73	218.20	0.53		0.2%

	($ in thousands)
Net Package Revenue	$174,007	$172,990	$1,017		0.6%
Net Non-package Revenue	24,493	27,163	(2,670)		(9.8)%
Total net revenue	198,500	200,153	(1,653)		(0.8)%
Comparable Adjusted EBITDA	$92,620	$81,684	$10,936		13.4%

Segment Total Net Revenue. Our net revenue for the year ended December 31, 2016 increased $44.7 million, or 21.9%, compared to the year ended December 31, 2015. This increase was primarily due to the reopening of Hyatt Ziva Cancún, which accounted for a $46.4 million increase in net revenue compared to the year ended December 31, 2015. The remaining resorts recorded a decrease of $1.7 million, or 0.8%, compared to the year ended December 31, 2015. This was primarily attributable to a large decrease in occupancy at our two resorts in Playa del Carmen during the first quarter of 2016 caused by fewer bookings from major tour operators.

Segment Adjusted EBITDA. Our Adjusted EBITDA for the year ended December 31, 2016 increased $26.5 million, or 32.1%, compared to the year ended December 31, 2015. This increase was due to a $15.6 million increase in Adjusted EBITDA related to the reopening of Hyatt Ziva Cancún. The remaining resorts had Adjusted EBITDA of $92.6 million, an increase of $10.9 million, or 13.4%, compared to the year ended December 31, 2015.

Pacific Coast

The following tables set forth information with respect to our Occupancy, Net Package ADR, Net Package RevPAR, Net Package Revenue, Net Non-Package Revenue, total net revenue and Adjusted EBITDA for our Pacific Coast segment for the years ended December 31, 2016 and 2015 for the total segment portfolio and comparable segment portfolio:

Total Portfolio

	Year Ended December 31,
	2016	2015	Change		% Change
Occupancy	70.5%	53.7%	16.8	pts	31.3%
Net Package ADR	$267.50	$219.89	$47.61		21.7%
Net Package RevPAR	188.59	118.08	70.51		59.7%

	($ in thousands)
Net Package Revenue	$63,882	$22,943	$40,939		178.4%
Net Non-package Revenue	11,458	3,645	7,813		214.3%
Total net revenue	75,340	26,588	48,752		183.4%
Adjusted EBITDA	$25,851	$8,248	$17,603		213.4%

Comparable Portfolio

	Year Ended December 31,
	2016	2015	Change		% Change
Occupancy	70.2%	57.3%	12.9	pts	22.5%
Net Package ADR	$228.22	$206.99	$21.23		10.3%
Net Package RevPAR	160.21	118.61	41.60		35.1%

	($ in thousands)
Net Package Revenue	$19,635	$14,508	$5,127		35.3%
Net Non-package Revenue	2,796	1,986	810		40.8%
Total net revenue	22,431	16,494	5,937		36.0%
Comparable Adjusted EBITDA	$6,866	$2,199	$4,667		212.2%

Segment Total Net Revenue. Our total net revenue for the year ended December 31, 2016 increased $48.8 million, or 183.4%, compared to the year ended December 31, 2015. This increase was primarily due to the reopening of Hyatt Ziva Los Cabos in September 2015, which resulted in a $42.9 million increase in net revenue compared to the year ended December 31, 2015. The remaining resort, Hyatt Ziva Puerto Vallarta, recorded an increase of $5.9 million, or 36.0%, compared to the year ended December 31, 2015. This was primarily attributable to an increase in occupancy and Net Package ADR.

Segment Adjusted EBITDA. Our Adjusted EBITDA for the year ended December 31, 2016 increased $17.6 million, or 213.4%, compared to the year ended December 31, 2015. This increase was due to a $12.9 million increase in Adjusted EBITDA related to the newly-opened Hyatt Ziva Los Cabos. The remaining resort, Hyatt Ziva Puerto Vallarta, had Adjusted EBITDA of $6.9 million, an increase of $4.7 million, or 212.2%, compared to the year ended December 31, 2015.

Caribbean Basin

The following table sets forth information with respect to our Occupancy, Net Package ADR, Net Package RevPAR, Net Package Revenue, Net Non-package Revenue, total net revenue and Adjusted EBITDA for our Caribbean Basin segment for the years ended December 31, 2016 and 2015 for the total segment portfolio. As the properties in the Caribbean Basin were owned and operated during the entirety of the periods shown, the total segment portfolio and comparable segment portfolio statistics are identical, and as such, no comparable data is needed.

Total Portfolio

	Year Ended December 31,
	2016	2015	Change		% Change
Occupancy	79.6%	80.5%	(0.9	)pts	(1.1)%
Net Package ADR	$215.17	$196.60	$18.57		9.4%
Net Package RevPAR	171.28	158.26	13.02		8.2%

	($ in thousands)
Net Package Revenue	$156,464	$144,185	$12,279		8.5%
Net Non-package Revenue	28,245	24,126	4,119		17.1%
Total net revenue	184,709	168,311	16,398		9.7%
Adjusted EBITDA	$50,465	$35,634	$14,831		41.6%

Segment Total Net Revenue. Our total net revenue for the year ended December 31, 2016 increased $16.4 million, or 9.7%, compared to the year ended December 31, 2015. This increase was primarily due to the performance of Hyatt Ziva and Hyatt Zilara Rose Hall, which accounted for a $11.9 million increase in net revenue compared to the year ended December 31, 2015. The remaining resorts in the Dominican Republic recorded an increase of $4.5 million compared to the year ended December 31, 2015. This was primarily attributable to an increase in Net Package ADR at these resorts.

Segment Adjusted EBITDA. Our Adjusted EBITDA for the year ended December 31, 2016 increased $14.8 million, or 41.6%, compared to the year ended December 31, 2015. This increase was primarily due to the reopening of Hyatt Ziva and Hyatt Zilara Rose Hall, which accounted for a $12.0 million increase in Adjusted EBITDA compared to the year ended December 31, 2015. The remaining resorts in the Dominican Republic had Adjusted EBITDA of $37.9 million, an increase of $2.8 million compared to the year ended December 31, 2015.

Years Ended December 31, 2015 and 2014

The following tables summarize segment net revenue and segment Adjusted EBITDA for the years ended December 31, 2015 and 2014:

	Year Ended December
	2015	2014	Change	% Change
	($ in thousands)
Net revenue:
Yucatán Peninsula	$204,294	$206,076	$(1,782)	(0.9)%
Pacific Coast	26,588	37,290	(10,702)	(28.7)%
Caribbean Basin	168,311	115,094	53,217	46.2%

Segment net revenue	399,193	358,460	40,733	11.4%
Other	131	314	(183)	(58.3)%

Total net revenue	$399,324	$358,774	$40,550	11.3%

	Year Ended December
	2015	2014	Change	% Change
	($ in thousands)
Adjusted EBITDA:
Yucatán Peninsula	$82,466	$66,493	$15,973	24.0%
Pacific Coast	8,248	9,877	(1,629)	(16.5)%
Caribbean Basin	35,634	31,353	4,281	13.7%

Segment Adjusted EBITDA	126,348	107,723	18,625	17.3%
Other corporate—unallocated	(24,667)	(17,890)	(6,777)	37.9%

Total Adjusted EBITDA	$101,681	$89,833	$11,848	13.2%

For a reconciliation of segment net revenue and segment Adjusted EBITDA to gross revenue and net income (loss), respectively, each as computed under U.S. GAAP, see Note 14 to our consolidated financial statements.

Yucatán Peninsula

The following tables set forth information with respect to our Occupancy, Net Package ADR, Net Package RevPAR, Net Package Revenue, Net Non-package Revenue, total net revenue and Adjusted EBITDA for our Yucatán Peninsula segment for the years ended December 31, 2015 and 2014 for the total segment portfolio and comparable segment portfolio:

Total Portfolio

	Year Ended December
	2015	2014	Change		% Change
Occupancy	86.8%	90.0%	(3.2	)pts	(3.6)%
Net Package ADR	$248.68	$232.88	$15.80		6.8%
Net Package RevPAR	215.85	209.59	6.26		3.0%

	($ in thousands)
Net Package Revenue	$176,671	$175,286	$1,385		0.8%
Net Non-package Revenue	27,623	30,790	(3,167)		(10.3)%
Total net revenue	204,294	206,076	(1,782)		(0.9)%
Adjusted EBITDA	$82,466	$66,493	$15,973		24.0%

Comparable Portfolio

	Year Ended December
	2015	2014	Change		% Change
Occupancy	88.2%	90.2%	(2.0	)pts	(2.2)%
Net Package ADR	$247.39	$232.95	$14.44		6.2%
Net Package RevPAR	218.20	210.12	8.08		3.8%

	($ in thousands)
Net Package Revenue	$172,990	$166,235	$6,755		4.1%
Net Non-package Revenue	27,163	27,814	(651)		(2.3)%
Total net revenue	200,153	194,049	6,104		3.1%
Comparable Adjusted EBITDA	$81,684	$63,138	$18,546		29.4%

Segment Total Net Revenue. Our total net revenue for the year ended December 31, 2015 decreased $1.8 million, or 0.9%, compared to the year ended December 31, 2014. This decrease was primarily due to the closure of Dreams Cancún, which closed in May 2014 for renovation, conversion and expansion into the Hyatt Ziva brand, and reopened in November 2015, and resulted in a $7.9 million decrease in net revenue compared to the year ended December 31, 2014. The remaining resorts recorded an increase of $6.1 million, or 3.1%, compared to the year ended December 31, 2014. This was primarily attributable to an increase in Net Package ADR, partially offset by a decrease in occupancy.

Segment Adjusted EBITDA. Our Adjusted EBITDA for the year ended December 31, 2015 increased $16.0 million, or 24.0%, compared to the year ended December 31, 2014. This increase was primarily due to increases in Net Package ADR and management’s ability to cut operational costs and a $2.5 million decrease in Adjusted EBITDA related to Dreams Cancún, which closed in May 2014 for renovation, conversion, and expansion into the Hyatt Ziva brand. The remaining resorts had Adjusted EBITDA of $81.7 million, an increase of $18.5 million, or 29.4%, compared to the year ended December 31, 2014.

Pacific Coast

The following table sets forth information with respect to our Occupancy, Net Package ADR, Net Package RevPAR, Net Package Revenue, Net Non-package Revenue, total net revenue and Adjusted EBITDA for our Pacific Coast segment for the years ended December 31, 2015 and 2014 for the total segment portfolio. Both of our properties in the Pacific Coast segment are considered non-comparable for the years ended December 31, 2015 and 2014 as they were closed during a part of either or both of these periods. As such, there are no comparable segment portfolio statistics.

Total Portfolio

	Year Ended December
	2015	2014	Change		% Change
Occupancy	53.7%	65.1%	(11.4	)pts	(17.5)%
Net Package ADR	$219.89	$235.29	$(15.40)		(6.5)%
Net Package RevPAR	118.08	153.17	(35.09)		(22.9)%

	($ in thousands)
Net Package Revenue	$22,943	$31,133	$(8,190)		(26.3)%
Net Non-package Revenue	3,645	6,157	(2,512)		(40.8)%
Total net revenue	26,588	37,290	(10,702)		(28.7)%
Adjusted EBITDA	$8,248	$9,877	$(1,629)		(16.5)%

Segment Total Net Revenue. Our total net revenue for the year ended December 31, 2015 decreased $10.7 million, or 28.7%, compared to the year ended December 31, 2014. This decrease was primarily due to the closure of Hyatt Ziva Los Cabos after sustaining damage from Hurricane Odile, which resulted in an $18.1 million decrease in net revenue compared to the year ended December 31, 2014. The remaining resort, Hyatt Ziva Puerto Vallarta, recorded an increase of $7.4 million, or 82.2%, compared to the year ended December 31, 2014. This was primarily attributable to the resort being open for the full period in 2015.

Segment Adjusted EBITDA. Our Adjusted EBITDA for the year ended December 31, 2015 decreased $1.6 million, or 16.5%, compared to the year ended December 31, 2014. Hyatt Ziva Los Cabos reported Adjusted EBITDA of $6.1 million, a decrease of $0.5 million compared to the prior year. Adjusted EBITDA for 2015 at Hyatt Ziva Los Cabos included $8.3 million of pre-opening expense, which was offset by $12.7 million of business interruption insurance proceeds as well as contribution from the resort’s operations following its reopening in September 2015. Adjusted EBITDA for 2014 at Hyatt Ziva Los Cabos included $3.4 million of pre-opening expense, which was partially offset by $3.0 million of business interruption insurance proceeds as well as contribution from the resort’s operations before closing in September 2014 after sustaining damage from Hurricane Odile. The remaining resort, Hyatt Ziva Puerto Vallarta, had Adjusted EBITDA of $2.2 million, a decrease of $1.1 million, or 33.4%, compared to the year ended December 31, 2014. This decrease was primarily attributable to the delayed reopening of the resort in December 2014.

Caribbean Basin

The following tables set forth information with respect to our Occupancy, Net Package ADR, Net Package RevPAR, Net Package Revenue, Net Non-package Revenue, total net revenue and Adjusted EBITDA for our Caribbean Basin segment for the years ended December 31, 2015 and 2014 for the total segment portfolio and comparable segment portfolio:

Total Portfolio

	Year Ended December
	2015	2014	Change		% Change
Occupancy	80.5%	86.3%	(5.8	)pts	(6.7)%
Net Package ADR	$196.60	$167.35	$29.25		17.5%
Net Package RevPAR	158.26	144.42	13.84		9.6%

	($ in thousands)
Net Package Revenue	$144,185	$97,248	$46,937		48.3%
Net Non-package Revenue	24,126	17,846	6,280		35.2%
Total net revenue	168,311	115,094	53,217		46.2%
Adjusted EBITDA	$35,634	$31,353	$4,281		13.7%

Comparable Portfolio

	Year Ended December
	2015	2014	Change		% Change
Occupancy	86.2%	86.9%	(0.7	)pts	(0.8)%
Net Package ADR	$173.52	$167.26	$6.26		3.7%
Net Package RevPAR	149.57	145.35	4.22		2.9%

	($ in thousands)
Net Package Revenue	$102,444	$95,924	$6,520		6.8%
Net Non-package Revenue	18,487	17,746	741		4.2%
Total net revenue	120,931	113,670	7,261		6.4%
Comparable Adjusted EBITDA	$35,057	$30,778	$4,279		13.9%

Segment Total Net Revenue. Our total net revenue for the year ended December 31, 2015 increased $53.2 million, or 46.2%, compared to the year ended December 31, 2014. This increase was primarily due to the reopening of Hyatt Ziva and Hyatt Zilara Rose Hall in December 2014, which resulted in a $46.0 million increase in net revenue compared to the year ended December 31, 2014. The remaining resorts recorded an increase of $7.2 million, or 6.4%, compared to the year ended December 31, 2014. This was primarily attributable to an increase in Net Package ADR at Dreams Palm Beach and Dreams Punta Cana and an increase in occupancy at Dreams La Romana.

As previously mentioned, results for the year ended December 31, 2015 included $4.6 million of additional package revenue from our resorts located in the Dominican Republic. This additional revenue is associated with the signing of an agreement that governs the room rates to determine the local VAT liability with the authorities in the Dominican Republic. Excluding this item, total net revenue for the year ended December 31, 2015 at our resorts in the Caribbean increased $57.8 million compared to the year ended December 31, 2015.

Segment Adjusted EBITDA. Our Adjusted EBITDA for the year ended December 31, 2015 increased $4.3 million, or 13.7%, compared to the year ended December 31, 2014. This increase was partially due to the reopening of Hyatt Ziva and Hyatt Zilara Rose Hall in December 2014, which resulted in a minimal increase in Adjusted EBITDA compared to the year ended December 31, 2014. The remaining resorts had Adjusted EBITDA of $35.1 million, an increase $4.3 million, or 13.9%, compared to the year ended December 31, 2014.

As previously mentioned, results for the year ended December 31, 2015 included $4.2 million of additional EBITDA from our resorts located in the Dominican Republic. This additional EBITDA is associated with the signing of an agreement that governs the room rates to determine the local VAT liability with the authorities in the Dominican Republic. Excluding this item, Adjusted EBITDA for the year ended December 31, 2015 at our resorts in the Caribbean increased $8.5 million compared to the year ended December 31, 2015.

Non-U.S. GAAP Financial Measures

Reconciliation of Net Income to Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization)

The following is a reconciliation of our U.S. GAAP net income to EBITDA and Adjusted EBITDA for the years ended December 31,

2016, 2015, and 2014: ($ in thousands):

	Year Ended December 31,
	2016	2015	2014

Net income (loss)	$20,216	$9,711	$(38,216)
Interest expense	54,793	49,836	41,210
Income tax provision (benefit)	4,232	(1,755)	(29,036)
Depreciation and amortization	52,744	46,098	65,873

EBITDA	$131,985	$103,890	$39,831
Other expense, net (a)	5,819	2,128	10,777
Impairment loss (b)	—	—	7,285
Management termination fees (c)	—	—	340
Pre-opening expense (d)	—	4,105	12,880
Transaction expense (e)	16,538	5,353	12,347
Severance expense (f)		—	2,914
Other tax expense (g)	675	1,949	1,190
Jamaica delayed opening accrual (h)	—	(1,458)	2,269
Insurance proceeds (i)	(348)	(14,286)	—

Adjusted EBITDA	$154,669	$101,681	$89,833

Less: Non-Comparable Adjusted EBITDA	(35,312)	(6,831)	(13,807)

Comparable Adjusted EBITDA (j)	$119,357	$94,850	$76,026

(a)	Represents changes in foreign exchange and other miscellaneous expenses or income.
(b)	Impairment loss attributable to Hyatt Ziva Los Cabos following Hurricane Odile.
(c)	Represents expenses incurred in connection with terminating the third-party management contracts pursuant to which our resorts located in Los Cabos, Cancún and Puerto Vallarta were previously managed.
(d)	Represents pre-opening expenses incurred in connection with the expansion, renovation, repositioning and rebranding of Hyatt Ziva Cancún, Hyatt Ziva Puerto Vallarta, and Hyatt Ziva and Hyatt Zilara Rose Hall. Excludes pre-opening expenses incurred at Hyatt Ziva Los Cabos following Hurricane Odile, as those expenses were offset with proceeds from business interruption insurance.

(e)	Represents expenses incurred in connection with corporate initiatives, such as: the redesign and build-out of our internal controls; other capital raising efforts; and strategic initiatives, such as possible expansion into new markets. We eliminate these expenses from Adjusted EBITDA because they are not attributable to our core operating performance.
(f)	Represents expenses incurred in connection with the termination of employees at Dreams Cancún (now Hyatt Ziva Cancún) and Dreams Puerto Vallarta (now Hyatt Ziva Puerto Vallarta) in connection with the closure of these resorts for renovations in May 2014.
(g)	Relates primarily to a Dominican Republic asset tax, which is an alternative tax to income tax in the Dominican Republic. We eliminate this expense from Adjusted EBITDA because it is substantially similar to the income tax expense we eliminate from our calculation of EBITDA.
(h)	Represents an expense accrual recorded in 2014 related to our future stay obligations provided to guests affected by the delayed reopening of Hyatt Ziva and Hyatt Zilara Rose Hall. The reversal of this accrual occurred throughout 2015.
(i)	Represents a portion of the insurance proceeds related to property insurance, including proceeds received in connection with Hurricane Odile in 2015, and not business interruption insurance proceeds. The business interruption insurance proceeds associated with Hurricane Odile were offset by the expenses incurred while Hyatt Ziva Los Cabos was closed and are included in net income (loss).
(j)	Excludes Adjusted EBITDA contribution from Hyatt Ziva Los Cabos and Hyatt Ziva Cancún for the year ended December 31, 2016 and 2015. Excludes Adjusted EBITDA contribution from Hyatt Ziva Puerto Vallarta, Hyatt Ziva and Hyatt Zilara Rose Hall, Hyatt Ziva Los Cabos and Hyatt Ziva Cancún for the year ended December 31, 2014.

Seasonality

The seasonality of the lodging industry and the location of our resorts in Mexico and the Caribbean generally result in the greatest demand for our resorts between mid-December and April of each year, yielding higher occupancy levels and package rates during this period. This seasonality in demand has resulted in predictable fluctuations in revenue, results of operations, and liquidity, which are consistently higher during the first quarter of each year than in successive quarters.

Inflation

Operators of lodging properties, in general, possess the ability to adjust room rates to reflect the effects of inflation. However, competitive pressures may limit our ability to raise room rates to fully offset inflationary cost increases.

Liquidity and Capital Resources

Our primary short-term cash needs are paying operating expenses, maintaining our resorts, servicing of our outstanding indebtedness and funding any ongoing expansion, renovation, repositioning and rebranding projects. As of December 31, 2016, we had $62.5 million of scheduled contractual obligations due within one year.

We expect to meet our short-term liquidity requirements generally through net cash provided by operations, existing cash balances and, if necessary, short-term borrowings under our Revolving Credit Facility. We had cash and cash equivalents of $33.5 million as of December 31, 2016, compared to $35.5 million as of December 31, 2015 (excluding $9.7 million and $6.4 million of restricted cash at December 31, 2016 and 2015, respectively). As of December 31, 2016, there was no amount outstanding under our $50.0 million Revolving Credit Facility. When assessing liquidity, we also consider the availability of cash resources held within local business units to meet our strategic needs.

Long-term liquidity needs may include existing and future property expansions, renovations, repositioning and rebranding projects, potential acquisitions and the repayment of indebtedness. As of December 31, 2016, our total debt obligations were $837.8 million (which represents the principal amounts outstanding under our Secured Credit Facility, Term Loan and Senior Notes due 2020 and excludes a $0.8 million issuance discount on our Term Loan, a $4.1 million issuance premium on our Senior Notes due 2020 and $12.8 million of unamortized debt issuance costs). In addition to the sources available for short-term needs, we may use equity or debt issuances or proceeds from the potential disposal of assets to meet these long-term needs.

In an effort to maintain sufficient liquidity, our cash flow projections and available funds are discussed with our Board and we consider various ways of developing our capital structure and seeking additional sources of liquidity if needed. The availability of additional liquidity options will depend on the economic and financial environment, our credit, our historical and projected financial and operating performance and continued compliance with financial covenants. As a result of possible future economic, financial and operating declines, possible declines in our creditworthiness and potential non-compliance with financial covenants, we may have less liquidity than anticipated, fewer sources of liquidity than anticipated, less attractive financing terms and less flexibility in determining when and how to use the liquidity that is available.

Financing Strategy

In addition to our Revolving Credit Facility, we intend to use other financing sources that may be available to us from time to time, including financing from banks, institutional investors or other lenders, such as bridge loans, letters of credit, joint ventures and other arrangements. Future financings may be unsecured or may be secured by mortgages or other interests in our assets. In addition, we may issue publicly or privately placed debt or equity securities. When possible and desirable, we will seek to replace short-term financing with long-term financing. We may use the proceeds from any financings to refinance existing indebtedness, to finance resort projects or acquisitions or for general working capital or other purposes.

Our indebtedness may be recourse, non-recourse or cross-collateralized and may be fixed rate or variable rate. If the indebtedness is non-recourse, the obligation to repay such indebtedness will generally be limited to the particular resort or resorts pledged to secure such indebtedness. In addition, we may invest in resorts subject to existing loans secured by mortgages or similar liens on the resorts, or may refinance resorts acquired on a leveraged basis.

Cash Flows

The following table summarizes our net cash provided by or used in operating activities, investing activities and financing activities for the periods indicated and should be read in conjunction with our consolidated statements of cash flows and accompanying notes thereto included in this Current Report on Form 8-K.

	Year Ended December 31,
	2016	2015	2014
	($ in thousands)
Net cash provided by operating activities	$78,538	$30,799	$3,715
Net cash used in investing activities	(24,671)	(104,147)	(116,462)
Net cash (used in) provided by financing activities	(55,815)	69,662	68,447

Net Cash Provided by Operating Activities

Our net cash from operating activities is generated primarily from operating income from our resorts. For the years ended December 31, 2016, 2015, and 2014, our net cash provided by operating activities totaled $78.5 million, $30.8 million, and $3.7 million respectively. Net income of $20.2 million for the year ended December 31, 2016 included significant non-cash expenses, including $52.7 million of depreciation and amortization, which increased $6.6 million compared to the depreciation and amortization expense for the year ended December 31, 2015.

Activity for the year ended December 31, 2016:

•	Transaction expenses of $16.5 million

•	Increase in interest expense of $5.0 million, primarily due to an increase in indebtedness outstanding during the period as a result of the issuance of an additional $50.0 million of our Senior Notes due 2020 on October 4, 2016

Activity for the year ended December 31, 2015:

•	Pre-opening expenses of $12.4 million associated with the Hyatt Ziva Los Cabos and Hyatt Ziva Cancún projects

•	Transaction expenses of $5.4 million

•	Increase in interest expense of $8.6 million, primarily due to an increase in indebtedness outstanding during the period as a result of the issuance of an additional $50.0 million of the Senior Notes due 2020 on May 12, 2015 and an increase in amounts outstanding under the Revolving Credit Facility

Activity for the year ended December 31, 2014:

•	Pre-opening expenses of $16.3 million associated with the Hyatt Ziva and Hyatt Zilara Rose Hall, Hyatt Ziva Puerto Vallarta, Hyatt Ziva Los Cabos and Hyatt Ziva Cancún projects

•	Transaction expenses of $12.3 million

•	Severance expenses of $2.9 million

Net Cash Used in Investing Activities

For the years ended December 31, 2016, 2015, and 2014, our net cash used in investing activities was $24.7 million, $104.1 million, and $116.5 million, respectively.

Activity for the year ended December 31, 2016:

•	Capital expenditures of $19.3 million

•	Changes in restricted cash of $5.6 million

•	Insurance proceeds of $0.5 million

Activity for the year ended December 31, 2015:

•	Capital expenditures of $119.7 million, primarily related to renovations completed at Hyatt Ziva Cancún and Hyatt Ziva Los Cabos

•	Insurance proceeds of $15.9 million

Activity for the year ended December 31, 2014:

•	Sale of airplane acquired in connection with our acquisition of Real Resorts for $5.5 million

•	Changes in restricted cash of $6.4 million

•	Capital expenditures of $131.5 million, primarily related to renovations completed at Hyatt Ziva Puerto Vallarta, Hyatt Ziva Cancún, and Hyatt Ziva and Hyatt Zilara Rose Hall

Capital Expenditures

We maintain each of our properties in good repair and condition and in conformity with applicable laws and regulations, franchise agreements and management agreements. Routine capital expenditures are administered by us and a third party property management company. However, we have approval rights over capital expenditures as part of the annual budget process for each of our properties managed by a third party. From time to time, certain of our resorts may be undergoing renovations as a result of our decision to upgrade portions of the resorts, such as guestrooms, public space, meeting space, gyms, spas and/or restaurants, in order to better compete with other hotels in our markets. The following table summarizes our capital expenditures for the years ended December 31, 2016, 2015, and 2014:

	Year Ended December 31,
	2016	2015	2014
Development Capital Expenditures
Hyatt Ziva Cancún	$—	$65,139	$15,613
Hyatt Ziva Los Cabos	—	37,198	7,422
Hyatt Ziva and Hyatt Zilara Rose Hall	—	6,193	81,071

Total Development Capital	—	108,530	104,106

Maintenance Capital Expenditures(1)	19,262	11,174	27,405

Total Capital Expenditures	$19,262	$119,704	$131,511

(1)	Our maintenance capital expenditures are cash expenditures made to extend the service life or increase capacity of our assets (including expenditures for the replacement, improvement or expansion of existing capital assets). These maintenance capital expenditures differ from ongoing repair and maintenance expense items which do not in our judgment extend the service life or increase the capacity of assets and are charged to expense as incurred. Typically, maintenance capital expenditures equate to roughly 3% to 4% of total net revenue.

Net Cash (Used in) Provided by Financing Activities

For the year ended December 31, 2016, our net cash used by financing activities was $55.8 million. For the years ended December 31, 2015 and 2014, our net cash provided by financing activities was $69.7 million and $68.4 million, respectively.

Activity for the year ended December 31, 2016:

•	The issuance of an additional $50.0 million of our Senior Notes due 2020 on October 4, 2016, from which we received proceeds of $50.5 million

•	Repayments of borrowings on the Revolving Credit Facility of $50.0 million

•	The redemption of 4,227,100 cumulative redeemable preferred shares at $8.40 per share on October 14, 2016 for which we paid $35.5 million in face value and $14.5 million of associated PIK dividends

•	Principal payments on the Term Loan of $3.8 million

•	Payments of deferred consideration to the BD Real Shareholder in connection with Playa’s formation transactions of $2.5 million

Activity for the year ended December 31, 2015:

•	The issuance of an additional $50.0 million of our Senior Notes due 2020 on May 12, 2015, from which we received proceeds of $51.5 million

•	Proceeds from borrowings on our Revolving Credit Facility (net of repayments) of $25.0 million

•	Principal payments on our Term Loan of $3.8 million

Activity for the year ended December 31, 2014:

•	The issuance of $75.0 million of our Senior Notes due 2020, from which we received proceeds of $79.1 million

•	Proceeds from borrowings on our Revolving Credit Facility (net of repayments) of $25.0 million

•	Repurchase of ordinary shares for $23.1 million from two of our smaller financial investors

•	Debt modification costs associated with the re-pricing of our Term Loan of $4.7 million

•	Principal payments on our Term Loan of $3.8 million

Dividends

We may only pay dividends to our shareholders if our shareholders’ equity exceeds the sum of the paid-up and called-up share capital plus the reserves as required to be maintained by Dutch law or by our articles of association. In addition, to the extent any of our preferred shares are outstanding, no dividends may be paid on our ordinary shares until any accumulated and unpaid dividends on our preferred shares have been paid in full.

Any amount remaining out of the profit is carried to reserve as our Board determines. After reservation by our Board of any profit, the profits which are not required to be maintained by Dutch law or by our articles of association may be declared by the shareholders, but only at the proposal of our Board. Our Board is permitted, subject to certain requirements, to declare interim dividends without the approval of the shareholders at a General Meeting. However, payments of dividends are restricted by our Indenture and Senior Secured Credit Facility. See “—Senior Secured Credit Facility.” No cash dividends were paid during the years ended December 31, 2016, 2015, and 2014. We do not plan on paying cash dividends on our ordinary shares in the foreseeable future.

Our preferred shares accumulated dividends at a rate of 12% per annum (payable in preferred shares), compounded quarterly, on each January 15, April 15, July 15 and October 15. On March 10, 2017, all outstanding preferred shares were repurchased and all preferred shares have been canceled and no preferred shares remain outstanding.

Senior Secured Credit Facility

On August 9, 2013, we entered into our Senior Secured Credit Facility, which consisted of our $375.0 million Term Loan, which matures on August 9, 2019, and our Revolving Credit Facility, which matures on August 9, 2018. The net proceeds from our Term Loan were used in connection with our Formation Transactions, to fund general working capital requirements and for general corporate purposes. The borrower under our Senior Secured Credit Facility is our wholly-owned subsidiary Playa Resorts Holding B.V. We were in compliance with all applicable covenants under our Senior Secured Credit Facility as of December 31, 2016, 2015, and 2014.

Revolving Credit Facility

Our Revolving Credit Facility, which initially permitted us to borrow up to a maximum aggregate principal amount of $25.0 million, matures on August 9, 2018 and bears interest at variable interest rates that are either based on London Interbank Offered Rates (“LIBOR”) or based on an alternate base rate (“ABR Rate”) derived from the greatest of the federal funds rate, prime rate, euro-currency and the initial term loan rate with varying spreads for each. The maximum amount under our Revolving Credit Facility was increased on May 27, 2014 to $50.0 million. The other terms of our Revolving Credit Facility remain unchanged, and we are required to pay a commitment fee of 0.5% per annum on the daily undrawn balance. As of December 31, 2016, there was no amount outstanding under our Revolving Credit Facility, and as of December 31, 2015 there was $50.0 million outstanding under our Revolving Credit Facility. The terms of the balance are unchanged.

Term Loan

We borrowed the full $375.0 million available under our Term Loan on August 9, 2013. We received net proceeds of approximately $366.7 million from our Term Loan after deducting a debt issuance discount of $1.8 million and unamortized debt issuance costs of $6.5 million. The unamortized debt issuance costs are accreted on an effective interest basis over the term of our Term Loan.

On February 26, 2014, we re-priced our Term Loan. The amended Term Loan bears interest at a rate per annum equal to LIBOR plus 3.0% (where the applicable LIBOR rate has a 1.0% floor), which is a reduction of 0.75% from the original interest rate under our Term Loan, and interest continues to be payable in cash in arrears on the last day of the applicable interest period (unless we elect to use the ABR Rate). Unamortized debt issuance costs of $3.7 million are being accreted on an effective interest basis over the term of the loan, in addition to $6.0 million of unamortized debt issuance costs that were carried over from the original August 9, 2013 Term Loan. As a result of this re-pricing, we recognized a modification of debt expense of $0.9 million in the first quarter of 2014.

Our Term Loan requires quarterly payments of principal equal to 0.25% of the $375.0 million original principal amount (approximately $0.9 million) on the last business day of each March, June, September and December. The remaining unpaid amount of our Term Loan is due and payable at maturity on August 9, 2019.

Senior Notes due 2020

On August 9, 2013, our wholly-owned subsidiary Playa Resorts Holding B.V. issued $300.0 million of our Senior Notes due 2020. Interest on our Senior Notes due 2020 is payable semi-annually in arrears on February 15 and August 15 of each year. We received net proceeds of approximately $290.1 million after deducting unamortized debt issuance costs of $9.9 million. The net proceeds were used in connection with our Formation Transactions, to fund general working capital requirements and for general corporate purposes.

On February 14, 2014, we issued an additional $75.0 million of our Senior Notes due 2020. The additional Senior Notes due 2020 were priced at 105.5% of their principal amount, and we received net proceeds of approximately $79.1 million before deducting unamortized debt issuance costs of $2.3 million.

On May 11, 2015, we issued an additional $50.0 million of our Senior Notes due 2020. The additional Senior Notes due 2020 were priced at 103% of their principal amount and we received net proceeds of approximately $51.5 million before deducting unamortized debt issuance costs of $0.6 million. The net proceeds of the February 14, 2014 and May 11, 2015 issuances were primarily used in connection with the expansion, renovation, repositioning and rebranding of our Hyatt Ziva Cancún resort, and the remaining net proceeds were used for general corporate purposes, including fees and expenses.

On October 4, 2016, we issued an additional $50.0 million of the Senior Notes due 2020. The additional Senior Notes due 2020 were priced at 101% of their principal amount and we received net proceeds of approximately $50.5 million before deducting unamortized debt issuance costs of less than $0.1 million. The net proceeds of the October 4, 2016 issuance were used to redeem 4,227,100 of our outstanding Preferred Shares at $8.40 per share for $35.5 million in face value and we paid $14.5 million of associated PIK dividends.

Our Senior Notes due 2020 mature on August 15, 2020 and bear interest at 8.00% per year, payable semi-annually in arrears on February 15 and August 15 of each year. As of December 31, 2016, the aggregate outstanding principal amount of our Senior Notes due 2020 was $475.0 million.

At any time, we may redeem some or all of our Senior Notes due 2020 at the applicable redemption rate set forth below plus accrued and unpaid interest (if any):

Year of Redemption	Redemption Rate %
2016	106%
2017	104%
2018	102%
2019 and thereafter	100%

Our Senior Notes due 2020 are senior unsecured obligations of our wholly-owned subsidiary Playa Resorts Holding B.V. and rank equally with all other senior unsecured indebtedness of Playa Resorts Holding B.V. Our Senior Notes due 2020 are subordinated to any existing and future secured debt of Playa Resorts Holding B.V. to the extent of the value of the assets securing such debt, including our Senior Secured Credit Facility. We were in compliance with all applicable covenants under the indenture governing our Senior Notes due 2020 as of December 31, 2016, 2015, and 2014.

Contractual Obligations

The following table sets forth our obligations and commitments to make future payments under contracts and contingent commitments as of December 31, 2016:

	Interest Rate	Less than 1 Year	Due in 1 to 3 years	Due in 3 to 5 years	Due in Over 5 years	Total
	(%)	($ in thousands)
Revolving Credit Facility (1)	4.74% - 5.29%	$250	$146	$—	$—	$396
Term Loan (2)	4.00% - 5.33%	19,002	390,135	—	—	409,137
Senior Notes due 2020 (3)	8.00%	40,356	76,000	498,750	—	615,106
Deferred consideration (4)	4.63% - 5.00%	1,862	—	—	—	1,862
Operating lease obligations		1,003	1,454	1,022	625	4,104

Total Contractual Obligations		$62,473	$467,735	$499,772	$625	$1,030,605

(1)	The interest rate on our Revolving Credit Facility is LIBOR plus 375 basis points with no LIBOR floor. LIBOR was calculated using the average forecasted one-month forward-looking LIBOR curve for each respective period.
(2)	The interest rate on our Term Loan is LIBOR plus 300 basis points with a 1% LIBOR floor. LIBOR was calculated using the average forecasted three-month forward-looking LIBOR curve for each respective period.
(3)	Includes the additional $50.0 million of Senior Notes due 2020 issued in the fourth quarter of 2016.
(4)	Playa H&R Holdings B.V., a subsidiary of ours, agreed to make payments of $1.1 million per quarter to the BD Real Shareholder through the quarter ending September 30, 2017.

The tables above do not reflect the preferred shares reflected in our consolidated balance sheet, as we have entered into an agreement with the holders of the preferred shares to redeem all outstanding preferred shares with the proceeds of this offering.

Off Balance Sheet Arrangements

We had no off balance sheet arrangements for the years ended December 31, 2016, 2015 and 2014.

Qualitative and Quantitative Disclosures about Market Risk

In the normal course of operations, we are exposed to interest rate risk and foreign currency risk which may impact future income and cash flows.

Interest Rate Risk

The risk from market interest rate fluctuations mainly affects long-term debt bearing interest at a variable interest rate. We may use derivative financial instruments to manage exposure to this risk. We currently do not have any interest rate swaps or similar derivative instruments. As of December 31, 2016, approximately 43% of our outstanding indebtedness bore interest at floating rates and approximately 57% bore interest at fixed rates. If market rates of interest on our floating rate debt were to increase by 1.0%, the increase in interest expense on our floating rate debt would decrease our future earnings and cash flows by approximately $3.6 million annually, assuming there was no amount outstanding under our Revolving Credit Facility. If market rates of interest on our floating rate debt were to decrease, our interest expense on floating rate debt would remain unchanged as our Term Loan contains a LIBOR floor of 1.00%.

As of December 31, 2015, approximately 50% of our outstanding indebtedness bore interest at floating rates and approximately 50% bore interest at fixed rates. If market rates of interest on our floating rate debt would have increased by 1.0%, or 100 basis points, the increase in interest expense on floating rate debt would have decreased future earnings and cash flows by approximately $4.2 million annually, assuming the balance outstanding on the revolving credit facility remained at $50.0 million. If market rates of interest on our floating rate debt would have decreased, our interest expense on floating rate debt would have remained unchanged as our Term Loan contains a LIBOR floor of 1.00%.

Foreign Currency Risk

We are exposed to exchange rate fluctuations because all of our resort investments are based in locations where the local currency is not the U.S. dollar, which is our reporting currency. For the year ended December 31, 2016 approximately 3% of our revenues were denominated in currencies other than the U.S. dollar. As a result, our revenues reported on our consolidated statements of operations and comprehensive income (loss) are affected by movements in exchange rates.

Approximately 72% of our operating expenses for the year ended December 31, 2016 were denominated in the local currencies in the countries in which we operate. As a result, our operating expenses reported on our consolidated statements of operations and comprehensive income (loss) are affected by movements in exchange rates.

The foreign currencies in which our expenses are primarily denominated are the Mexican Peso, Dominican Peso and the Jamaican Dollar. The effect of an immediate 5% adverse change in foreign exchange rates on Mexican Peso-denominated expenses at December 31, 2016 would have impacted our net income before tax by approximately $8.9 million. The effect of an immediate 5% adverse change in foreign exchange rates on Dominican Peso-denominated expenses at December 31, 2016 would have impacted our net income before tax by approximately $3.6 million. The effect of an immediate 5% adverse change in foreign exchange rates on Jamaican Dollar-denominated expenses at December 31, 2016 would have impacted our net income before tax by approximately $1.9 million.

The effect of an immediate 5% adverse change in foreign exchange rates on Mexican Peso-denominated expenses at December 31, 2015 would have impacted our net income before tax by approximately $6.2 million. The effect of an immediate 5% adverse change in foreign exchange rates on Dominican Peso-denominated expenses at December 31, 2015 would have impacted our net income before tax by approximately $3.8 million. The effect of an immediate 5% adverse change in foreign exchange rates on Jamaican Dollar-denominated expenses at December 31, 2015 would have impacted our net income before tax by approximately $2.1 million.

At this time, we do not have any outstanding derivatives or other financial instruments designed to hedge our foreign currency exchange risk.

Critical Accounting Policies and Estimates

Our consolidated financial statements included herein have been prepared in accordance with U.S. GAAP. All significant accounting policies are disclosed in the notes to our consolidated financial statements.

Below is a discussion of certain critical accounting policies that require us to exercise business judgment or make significant estimates. We believe the following are our critical accounting policies.

Use of Estimates

The preparation of our Consolidated Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

We evaluate our estimates and assumptions periodically. Estimates are based on historical experience and on other factors that are considered to be reasonable under the circumstances. All significant accounting policies are disclosed in the notes to our Consolidated Financial Statements. Significant accounting policies that require us to exercise judgment or make significant estimates include asset determinations of useful lives, fair value of financial instruments, business combination purchase price, tax valuation allowance and long-lived asset and goodwill impairment testing.

Foreign Currency

Our reporting currency is the U.S. dollar. We have determined that the U.S. dollar is the functional currency of all of our international operations. Foreign currency denominated monetary asset and liability amounts are remeasured into U.S. dollars at end-of-period exchange rates. Foreign currency non-monetary assets, such as inventories, prepaid expenses, fixed assets and intangible assets, are recorded in U.S. dollars at historical exchange rates. Foreign currency denominated income and expense items are recorded in U.S. dollars at the applicable daily exchange rates in effect during the relevant period.

For purposes of calculating our tax liability in certain foreign jurisdictions, we index our depreciable tax bases in certain assets for the effects of inflation based upon statutory inflation factors. The effects of these indexation adjustments are reflected in the income tax (expense) benefit line of the Consolidated Statements of Operations and Comprehensive Income (Loss). The remeasurement gains and losses related to deferred tax assets and liabilities are reported in the income tax provision. Foreign exchange gains and losses are presented in the Consolidated Statements of Operations and Comprehensive Income (Loss) within other expense, net.

We recognized a foreign currency loss of $6.4 million, $3.0 million, and $1.6 million for the years ended December 31, 2016, 2015, and 2014, respectively.

Business Combinations

For acquisitions meeting the definition of a business combination, the acquisition method of accounting is used. The acquisition date is the date on which we obtain operating control over the acquired business.

The consideration transferred is determined on the acquisition date and is the sum of the fair values of the assets transferred by us and the liabilities incurred by us, including the fair value of any asset or liability resulting from a deferred consideration arrangement. Acquisition-related costs, such as professional fees, are excluded from the consideration transferred and are expensed as incurred.

Any deferred consideration is measured at its fair value on the acquisition date, recorded as a liability and accreted over its payment term in the Consolidated Statements of Operations and Comprehensive Income (Loss).

Goodwill is measured as the excess of the consideration transferred over the fair value of the net identifiable assets acquired and liabilities assumed. If the consideration transferred is less than the fair value of the net assets acquired and liabilities assumed, the difference is recorded as a bargain purchase gain in profit or loss.

Property, plant and equipment, net

Property, plant and equipment are stated at historical cost less accumulated depreciation. The costs of improvements that extend the life of property, plant and equipment, such as structural improvements, equipment and fixtures, are capitalized. In addition, we capitalize soft costs such as interest, insurance, construction administration and other costs that clearly relate to projects under development or construction. Total capitalized soft costs were $0.3 million, $15.0 million and $15.0 million for the years ended December 31, 2016, 2015, and 2014 respectively. Start-up costs, ongoing repairs and maintenance are expensed as incurred. Buildings that are being developed or undergoing substantial redevelopment, are carried at cost and no depreciation is recorded on these assets until they are put into or back into service. The useful life of buildings under redevelopment is re-evaluated upon completion of the projects.

Land is not depreciated. Depreciation on other assets is calculated using the straight-line method to allocate their cost to their residual values (if any) over their estimated useful lives, as follows:

Buildings	9 to 50 years
Fixtures and machinery	3 to 20 years
Furniture and other fixed assets	3 to 13 years

The assets’ estimated useful lives and residual values are reviewed at the end of each reporting period, with the effect of any changes in estimates accounted for on a prospective basis.

Income Taxes

We account for income taxes using the asset and liability method, under which we recognize deferred income taxes for the tax consequences attributable to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities, as well as for tax loss carryforwards. For purposes of these Consolidated Financial Statements, our income tax provision was calculated on a separate return basis as though we had filed our tax returns in the applicable jurisdictions in which we operate.

Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period when the new rate is enacted. We provide a valuation allowance against deferred tax assets if it is more likely than not that a portion will not be realized. In assessing whether it is more likely than not that deferred tax assets will be realized, we consider all available evidence, both positive and negative, including our recent cumulative earnings experience and expectations of future available taxable income of the appropriate character by taxing jurisdiction, tax attribute carryback and carry forward periods available to us for tax reporting purposes, and prudent and feasible tax planning strategies.

We have only recorded financial statement benefits for tax positions which we believe are more likely than not to be sustained upon settlement with a taxing authority. We have established income tax reserves in accordance with this guidance where necessary, such that a benefit is recognized only for those positions which satisfy the more likely than not threshold. Judgment is required in assessing the future tax consequences of events that have been recognized in our Consolidated Financial Statements or tax returns, including the application of the more likely than not criteria. We recognize interest and penalties associated with our uncertain tax benefits as a component of income tax provision.

Commitments and contingencies

We are subject to various legal proceedings, regulatory proceedings and claims, the outcomes of which are subject to uncertainty. We record an estimated loss from a loss contingency, with a corresponding charge to income, if it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. Where there is a reasonable possibility that a loss has been incurred we provide disclosure of such contingencies (see Note 8).

Goodwill

Goodwill arises in connection with business combinations. Goodwill is reviewed for impairment annually as of July 1st of each year or more frequently if events or changes in circumstances indicate a potential impairment. We completed our most recent annual impairment assessment for our goodwill as of July 1, 2016 and concluded that goodwill was not impaired.

When testing goodwill for impairment, Accounting Standards Codification Topic 350 permits us to assess qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount as a basis to determine whether the two-step impairment test is necessary. We also have the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the first step of the two-step goodwill impairment test.

Impairment of definite lived assets

Assets that are subject to amortization (i.e., property, plant and equipment and definite-lived intangible assets) are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. We evaluate the recoverability of each of our long-lived assets, including purchased intangible assets and property, plant and equipment, by comparing the carrying amount to the future undiscounted cash flows we expect the asset to generate. No impairment was recognized on definite lived assets in 2016.

Impairment of other indefinite lived assets

Our licenses have indefinite lives for which there is no associated amortization expense or accumulated amortization. We assess indefinite lived intangible assets for impairment annually as of July 1st of each year, or more frequently if events occur that indicate an asset may be impaired. We completed our most recent annual impairment assessment for our indefinite lived intangible assets as of July 1, 2016 and concluded that intangible assets were not impaired.

Revenue recognition

Revenue is recognized on an accrual basis when the rooms are occupied and services have been rendered.

Revenues derived from all-inclusive packages purchased by our guests are included in the package revenue line item of the Consolidated Statements of Operations and Comprehensive Income (Loss). Revenue associated with upgrades, premium services and amenities that are not included in the all-inclusive package, such as premium rooms, dining experiences, wines and spirits and spa packages, are included in the non-package revenue line item of the Consolidated Statements of Operations and Comprehensive Income (Loss). Advance deposits received from customers are deferred and included in trade and other payables in the Consolidated Balance Sheets until the rooms are occupied and the services have been rendered.

Food and beverage revenue not included in a guest’s all-inclusive package is recognized when the goods are consumed.

Revenue is measured at the fair value of the consideration received or receivable, stated net of estimated discounts, rebates and value added taxes.

Revenue from operations in the Dominican Republic is net of statutory withholding of $5.2 million, $5.2 million, and $4.1 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Internal Control over Financial Reporting

A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement in our annual or interim financial statements will not be prevented or detected on a timely basis.

We previously reported the following material weaknesses:

•	There is a material weakness in the operating effectiveness of Playa’s internal controls relating to Playa’s review of Playa’s consolidated financial statements and the underlying accounting analyses and journal entries, due to the fact that Playa does not have formalized accounting policies and procedures, segregation of duties, and sufficient resources with the requisite level of experience and technical expertise for the timely preparation and review of the financial information required for accurate financial reporting in accordance with U.S. GAAP.

•	Playa’s information technology controls, including system access, change management, segregation of duties, backups and disaster recovery plans, are not sufficiently designed and implemented to address certain information technology risks and, as a result, could expose Playa’s systems and data to unauthorized use, alteration or destruction.

•	There is a material weakness in the design and operating effectiveness of management’s reviews of Playa’s current and deferred tax provision workbooks to verify that all calculations are complete, accurate and in accordance with U.S. GAAP. Playa lacks the technical competence, as well as systems and processes, to ensure Playa’s compliance with ASC 740 “Income Taxes.”

•	Playa lacks monitoring processes to ensure that internal controls are designed and implemented appropriately and are operating effectively. This applies to both Playa’s internal controls and the internal controls of third-party service providers, such as AMResorts.

During 2016, we were able to remediate elements of these material weaknesses by hiring resources throughout the Company with the appropriate technical skill sets in accounting and financial reporting and tax preparation. Having these additional resources have allowed us: to implement adequate segregation of duty across our accounting processes; as well as produce timely and accurate financial statements in accordance with U.S. GAAP. In addition to the technical resources, the Company has also implemented tax software and various tax accounting tools to ensure our current and deferred tax provision calculations are complete, accurate and in accordance with ASC 740 “Income Taxes.” Following these remedial actions, the Company has concluded that the following elements of our previously reported material weaknesses listed below have been remediated:

•	There is a material weakness in the operating effectiveness of Playa’s internal controls relating to Playa’s review of Playa’s consolidated financial statements and the underlying accounting analyses and journal entries, due to the fact that Playa does not have segregation of duties, and sufficient resources with the requisite level of experience and technical expertise for the timely preparation and review of the financial information required for accurate financial reporting in accordance with U.S. GAAP.

•	There is a material weakness in the design and operating effectiveness of management’s reviews of Playa’s current and deferred tax provision workbooks to verify that all calculations are complete, accurate and in accordance with U.S. GAAP. Playa lacks the technical competence, as well as systems and processes, to ensure Playa’s compliance with ASC 740 “Income Taxes.”

While we have made progress on the remediation of our material weaknesses, elements of the material weaknesses noted above remain. We have identified, and Deloitte & Touche, LLP, the independent registered public accounting firm that audited our consolidated financial statements for the years ended December 31, 2016 and 2015, and for each of the three years in the period ended December 31, 2016, included in this Current Report on Form 8-K and the related financial statement schedule included elsewhere in the Current Report on Form 8-K, has communicated, existing material weaknesses in our internal control over financial reporting as of December 31, 2016, as follows:

•	The company has not formalized its accounting policies and procedures or the associated internal controls (including the monitoring of such internal controls) to ensure accurate and consistent financial reporting in accordance with accounting principles generally accepted in the United States of America.

•	Our information technology controls, including system access, change management, segregation of duties, backups and disaster recovery plans, are not sufficiently designed and implemented to address certain information technology risks and, as a result, could expose our systems and data to unauthorized use, alteration or destruction.

The Company is not required to have, nor was our independent registered accounting firm engaged to perform an audit of our internal control over financial reporting. These material weaknesses above reflect the elements of the previously reported material weaknesses that are still not remediated as of December 31, 2016. These remaining material weaknesses increase the risk of a material misstatement in our financial statements.

The Company has established informal controls and processes across the organization for purposes of supporting timely and accurate financial information, while the formalization of the internal control process is executed. During 2017, we are implementing formal policies, procedures, and internal controls, in order to ensure timely and accurate financial reporting in accordance with US GAAP. We believe this formalization, which includes the documentation and implementation of our accounting policies, procedures, and internal controls and the education of our employees will remediate this element of our material weakness. Additionally, upon the completion of formalizing our accounting policies, procedures and internal controls, management will begin to monitor the effectiveness of our internal controls, both within the Company and at our third-party service providers, to ensure that such internal controls have been implemented appropriately and operating effectively. We expect that our monitoring remediation efforts will begin during the second half of 2017.

The Company has engaged a third party consulting firm to assist the Company with the implementation of a global information technology solution designed to address the elements which give rise to our material weakness. During 2016, we made substantial progress implementing this solution and expect to begin our transition to this information technology solution during 2017.

Fair Value of Financial Instruments

Our financial instruments consist of cash and cash equivalents, restricted cash, trade and other receivables, accounts receivable from related parties, insurance recoverable, trade and other payables, accounts payable to related parties, deferred consideration and debt. See Note 5, “Fair Value of Financial Instruments,” to our consolidated financial statements included in Exhibit 99.3 of this Current Report on Form 8-K for more information.

Related Party Transactions

See “Certain Relationships and Related Party Transactions” and Note 7, “Related Party Transactions,” to our consolidated financial statements included in Exhibit 99.3 of this Current Report on Form 8-K for information on these transactions.

Recent Accounting Pronouncements

See the recent accounting pronouncements in the “Impact of recently issued accounting standards” section of Note 2 in our consolidated financial statements included in Exhibit 99.3 of this Current Report on Form 8-K for more information.